EXHIBIT 99.1

Denver, September 18, 2007/PRNewswire-FirstCall/-Tatonka Oil & Gas Company, Inc. (OTC: TTKA.OB-News) today announced that Brent Petterson has resigned his position as a director of the Company. Dirck Tromp, Chief Executive Officer and President of Tatonka said “We thank Brent Petterson for his contributions during the Company’s formative stage.”

Tatonka also today announced that J. Scott Zimmerman has been elected to serve as a director of the Company. With these changes, the Board of Directors will continue to have three members.

J. Scott Zimmerman, 50, is an experienced energy industry executive and a highly accomplished petroleum engineer. Mr. Zimmerman is currently President of South Texas Oil Co., an independent energy company headquartered in Austin, Texas.

From its start up in 2004 through April 2007, Mr. Zimmerman served and Chief Executive Officer and President of Storm Cat Energy Corporation, a Company focused on large unconventional resource prospects primarily in the U.S. and Canada. Prior to this, Mr. Zimmerman served as Vice-President of Operations & Engineering for Evergreen Resources, a premier leader in the development of coalbed natural gas. His previous experience also includes 20 years specializing in coalbed natural gas exploration and development in the Rocky Mountain region, as J.M. Huber’s Vice-President-Energy Sector. Prior to J.M. Huber, Mr. Zimmerman was the Senior Production & Reservoir Engineer with Amoco Production Company.

Mr. Zimmerman received a BS in Petroleum Engineer from Texas Tech University in 1979 and is a member of the Society of Petroleum Engineers.

Dirck Tromp, Chief Executive Officer and President, commented, “We are pleased to have an individual of Scott’s talents and experiences joining Tatonka’s Board of Directors. He brings a very strong background in oil and gas technologies to the Board. Mr. Zimmerman’s insight related to unconventional oil and gas exploration will be invaluable as we pursue our growth strategy. We warmly welcome Scott to the Board.”

About Tatonka Oil & Gas, Inc.

Based in Denver, Colorado, Tatonka Oil and Gas, Inc. is focused on the exploration and development of unconventional oil and gas resources in North America with a special emphasis on the Rocky Mountain Region.

Forward Looking Statements

Statements contained in this news release that relate to future plans or projected results of Tatonka Oil & Gas, Inc. are ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the ‘safe harbor’ provisions of the PSLRA. Our actual results may vary materially from those described in any ‘forward-looking statement’ due to, among other possible reasons, the realization of any one or more of the risk factors described in our Annual report on Form 10-K, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not put undue reliance on forward-looking statements.

Contact Information Tatonka Oil & Gas, Inc. Dirck E. Tromp, CEO & President 303.476.4100 Main http://www.tatonkaong.com